                                                                    Exhibit 23.3

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Triad Hospitals, Inc. for the registration of $600,000,000 8 3/4% Series B Senior Notes due 2009 and to the incorporation by reference therein of our report dated August 4, 2000, with respect to the consolidated financial statements and schedule of Quorum Health Group, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Nashville, Tennessee
July 11, 2001